EXHIBIT 99.1

SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Sixth Amendment (the “Sixth Amendment”) executed March 7, 2011 to the Employment Agreement (the “Agreement”) between Acadia Realty Trust (the “Trust”) and Kenneth F. Bernstein (“Executive”).

WHEREAS, the Trust and Executive entered into an Employment Agreement dated as of October, 1998 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement was amended by a First Amendment dated as of January 1, 2001, a Second Amendment dated as of January 1, 2004, a Third Amendment dated as of January 1, 2006, a Fourth Amendment dated as of January 19, 2007 and a Fifth Amendment dated as of August 5, 2008; and

WHEREAS, the Trust and Executive desire to amend the Employment Agreement, effective March 3, 2011 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration including the continuation of employment by the Trust, the receipt and sufficiency of which is hereby acknowledged, the Trust and Executive hereby agree as follows:

1.          Sub-Paragraph 2(a).  The second sentence of sub-paragraph 2(a) is hereby deleted and the following substituted therefor:

“The Employment Period shall be for a minimum term of three (3) years commencing on the Effective Date and ending on the third anniversary thereof (the “Employment Term”).”

2.          New Sub-Paragraph 4(a).  The following shall be substituted for the first sentence of sub-paragraph 4(a) of the Employment Agreement:

“(a)      Salary.  From January 1, 2011 and thereafter during the Employment Period, the Trust shall pay the Executive a minimum annual base salary in the amount of $476,100 (the “Annual Base Salary”), payable in accordance with the Trust’s regular payroll practices.”

3.          Excise Tax Gross Up.  Sub-Paragraph 9(c) is hereby deleted in its entirety.

4.          Successors; Counterparts.  This Sixth Amendment (i) shall be binding on the executors, administrators, estates, heirs and legal successors of the parties and (ii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

5.          Governing Law.  This Sixth Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the day and year first above written.

Acadia Realty Trust

By:	/s/ Robert Masters
Robert Masters, Senior Vice President

/s/ Kenneth F. Bernstein
Kenneth F. Bernstein, Executive